Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated July 30, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-275197) with respect to the consolidated balance sheets of Raytech Holding Limited and its subsidiaries as of March 31, 2023 and 2024, and related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2024, and the related notes included herein.

San Mateo, California	WWC, P.C.
May 7, 2025	Certified Public Accountants
PCAOB ID: 1171